EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME	PERCENT OF OWNERSHIP	JURISDICTION OF ORGANIZATION
AmeriServ Financial Bank 216 Franklin Street Johnstown, PA 15901-1911	100%	Commonwealth of Pennsylvania
AmeriServ Trust and Financial Services Company 216 Franklin Street Johnstown, PA 15901-1911	100%	Commonwealth of Pennsylvania